Exhibit 2.2

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into as of this 3rd day of December, 2008 (the “Effective Date”), by and between Signature Special Event Services, Inc., a Maryland corporation, with its principal office at 7100 Holladay Tyler Road, Glenn Dale, Maryland 20769 (the “Tenant”) and Karl’s Rental Center of Florida, LLC, a Florida limited liability company, with its principal office at 3004 Silver Star Road, Orlando, Florida 32808 (the “Assignee”).

W I T N E S S E T H

WHEREAS, Tenant is a party to a lease agreement dated October 6, 2004 as amended, restated, modified or supplemented (the “Lease”) with Remsberg, LLC (the “Landlord”) for certain warehouse space located at 285 Bucheimer Road, Frederick, Maryland as more specifically described in the Lease (the “Premises”); and

WHEREAS, in connection with the sale of certain of its assets to Assignee, which will close on or before December 5, 2008 (the “Transaction”), Tenant desires to assign the Lease to Assignee, and Assignee desires to accept such assignment upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the covenants and other provisions set forth in that certain Asset Purchase Agreement between Tenant and Assignee and related documents that together contemplate the sale of substantially all of the assets of Tenant from Tenant to Assignee, and for other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged, it is agreed:

1. Assignment. As of the Effective Date, Tenant hereby sells and assigns to Assignee any and all of Tenant’s right, title, and interest in and to the Lease, including, without limitation, the right to the security deposit now held by Landlord in the amount of $79,197.00 (the “Assignment”). A copy of the Lease is attached to and incorporated in this Agreement as Exhibit A.

2. Acceptance; Assumption. As of the Effective Date, Assignee hereby accepts the Assignment and, from and after the Effective Date, promises and agrees to pay all Rent when and as due under the Lease and to faithfully perform all covenants, stipulations, agreements, and obligations under the Lease to be performed by the tenant accruing on and after the Effective Date in accordance with the terms, covenants, and conditions of the Lease.

3. Indemnification. Assignee does hereby indemnify and hold Tenant harmless from and against any loss, claim, damage or expense, including reasonable attorney’s fees, which Tenant may suffer, incur or expend arising out of or relating to the Lease and the Premises from and after the Effective Date or resulting from any failure on the part of Assignee to perform fully its obligations under this Assignment. Tenant does hereby indemnify and hold Assignee harmless from and against any loss, claim, damage or expense, including reasonable attorney’s fees, which Assignee may suffer, incur or expend arising out of or relating to the Lease and the Premises prior to the Effective Date or resulting from any failure on the part of Tenant to perform fully its obligations under this Assignment.

4. Lease Adjustments.

A. Assignee shall pay to Tenant on the Effective Date the sum of $140,271.90 for the following:

(i) $79,197.00 for the Security Deposit held by Landlord which has been assigned to Assignee;

(ii) $23,972.08 representing pro-rated real estate taxes and fees assessed on the Premises for the tax year July 1, 2008 to June 30, 2009 paid by Tenant in November 2008 covering the period from the Effective Date through June 30, 2009;

(iii) $10,652.08 representing pro-rated personal property taxes assessed Tenant for Tenant’s personal property located at the Premises for the tax year July 1, 2008 to June 30, 2009 paid by Tenant in November 2008 covering the period from the Effective Date through June 30, 2009;

(iv) $2,000.00 representing the transaction fee paid by Tenant to Landlord as required in Section 1(ii) of the Landlord consent to Assignment and Estoppel to reimburse Landlord’s time and attorney fees to process the request to assign; and

(v) $24,450.74 representing pro-rated Base Rent paid by Tenant for the month of December 2008 covering the period from the Effective Date through December 31, 2008.

B. Tenant’s utility accounts with Allegheny Power (electric), City of Frederick (water and sewer), Washington Gas, and Waste Management (trash) shall be cancelled as of the Effective Date with Tenant paying all charges through the date immediately preceding the Effective Date. Assignee shall be make arrangements with the applicable utility company for obtaining such utility services in its own name and at its expense as of the Effective Date.

5. Possession. As of the Effective Date, Tenant hereby tenders, and Assignee hereby accepts, possession of the Premises in its “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” condition. Tenant makes no representations or warranties with respect to the condition of the Premises or the suitability thereof for Assignee’s use. Tenant warrants to its actual knowledge as of the Effective Date that there are no material defects in the Premises other than the following repair items which the parties have agreed upon based on a joint inspection of the Premises by Tenant and Assignee conducted on November 25, 2008:

a) Warehouse one: eight (8) lights are not operating; need ballasts.

b) Warehouse one: heater at rear loading dock not operating.

c) Manufacturing room: three (3) lights are not operating; need ballasts.

d) Warehouse two (tent building): four (4) heaters not operating.

e) Lean-to: One (1) heater not operational.

f) Tool room: One (1) heater not operational.

g) Yard lights: Three (3) lights not operational.

h) Building lights: Three (3) lights not operational.

i) Loading dock: Knee wall needs repair (approx. 10 ft. section)

Tenant and Assignee agree that Assignee shall be responsible for making all the repairs described above at the sole cost and expense of Assignee; provided, however, that the sum of $6,700.00 shall be deducted from the amount payable by Assignee to Tenant under Section 4.A. of this Agreement, which sum represents the estimated cost of the repairs described in a, c, g, h and i (i.e., all except the heater repairs) based upon quotes from Gary Delbrook and Justin M. Jones dated November 25, 2008 copies of which have been provided to Assignee. The parties acknowledge that Assignee shall be responsible for the repair or replacement of the non-operational heaters at its sole cost and expense without reimbursement from Tenant.

6. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Maryland.

7. Defined Terms; Captions. Each capitalized term, word or phrase not defined in this Agreement shall have the meaning set forth for such term in the Lease. Captions appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or proscribe the scope or intent of the sections of this Agreement, nor in any way affect this Agreement.

8. Notices. All notices required or desired to be given to Assignee or Tenant hereunder or under the Lease shall be addressed to Assignee or Tenant at the respective addresses set forth above.

9. Counterpart Execution. This Agreement may be executed in counterparts and all counterparts shall collectively constitute a single agreement.

10. Agreement Binding. This Agreement shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements, and other documents as may be necessary to evidence or carry out the provisions of this Agreement.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, all parties have caused this Agreement to be executed as of the date first above written.

TENANT:		ASSIGNEE:

Signature Special Event Services, Inc.		Karl’s Rental Center of Florida, LLC

By:	/s/ Harley Hughes	By:	/s/ John Schlueter
Name:	Harley Hughes	Name:	John Schlueter
Title:	President	Title:	Member

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